Exhibit 4.(vi)1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

Maxar Technologies Inc. (we, us, our and Maxar) has one class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, which is our common stock.

Description of Capital Stock

General

The following summary of the terms of our common stock is based upon our certificate of incorporation and bylaws. The summary is not complete, and is qualified in its entirety by reference to our certificate of incorporation and bylaws, which are filed as exhibits to this Annual Report on Form 10-K and are incorporated by reference herein. We encourage you to read our certificate of incorporation, our bylaws and the applicable provisions of the Delaware General Corporation Law for additional information.

Under our certificate of incorporation, the total number of shares of all classes of stock that we have authority to issue is 250,000,000, consisting of 10,000,000 shares of preferred stock, par value $0.0001 per share, and 240,000,000 shares of common stock, par value $0.0001 per share.

Common Stock

Voting rights

Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. Pursuant to our bylaws, directors in uncontested elections are elected upon the affirmative vote of a majority of the votes cast in favor of or against such nominee at a duly called meeting of stockholders, and directors in contested elections are elected by a plurality of the votes cast. In an uncontested election, any incumbent nominee for director who does not receive an affirmative vote of a majority of the votes cast in favor of or against such nominee must tender his or her resignation after such election. The Nominating and Corporate Governance Committee (the “NCG Committee”) of our board of directors (the “Board”), giving due consideration to the best interests of Maxar and its stockholders, will evaluate the relevant facts and circumstances, and will make a recommendation to the Board, which will act on the recommendation of the NCG Committee and publicly disclose its decision within 90 days after the election on whether to accept the tendered resignation. Any director who tenders a resignation pursuant to this provision will not participate in the Board’s decision.

Dividend rights

Subject to limitations under Delaware law and preferences that may apply to any outstanding shares of preferred stock, holders of our common stock are entitled to receive ratably such dividends or other distributions, if any, as may be declared by our Board out of funds legally available therefor.

Liquidation rights

In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the liquidation preference of any outstanding preferred stock.

Rights and preferences

The common stock has no preemptive, conversion or other rights to subscribe for additional securities. There are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Fully paid and nonassessable

The outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

Preferred stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board as hereinafter provided. The Board may issue the preferred stock from time to time in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designations relating thereto in accordance with Delaware law, to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by Delaware law. Without limiting the generality of the foregoing, the resolution or resolutions providing for the issuance of any series of preferred stock may provide that such series shall be superior or rank equally or be junior to any other series of preferred stock to the extent permitted by law.

Authorized Shares

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of our stock entitled to vote.

Anti-Takeover Provisions

Delaware takeover statute

We are subject to Section 203 of the Delaware General Corporation Law. This statute regulating corporate takeovers prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for three years following the date that the stockholder became an interested stockholder, unless:

•     prior to the date of the transaction, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•     the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•     on or subsequent to the date of the transaction, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•     any merger or consolidation involving the corporation and the interested stockholder;

•     any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•     subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•     any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•     the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Certificate of incorporation and bylaw provisions

Provisions of our certificate of incorporation and bylaws may have the effect of making it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of our company by means of a tender offer, a proxy contest or otherwise. These provisions may also make the removal of incumbent officers and directors more difficult. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control to first negotiate with us. These provisions could also limit the price that investors might be willing to pay for shares of our common stock. These provisions may make it more difficult for shareholders to take specific corporate actions and could have the effect of delaying or preventing a change in control of Maxar.

In particular, our certificate of incorporation and bylaws provide for the following:

No written consent of shareholders

Any action by our shareholders must be taken at an annual or special meeting of shareholders and may not be taken by written consent. The affirmative vote of the holders of at least 66 2/3% of the total voting power of all outstanding shares of our voting stock is required for the amendment of this provision.

Special meetings of shareholders

Special meetings of our shareholders may be called only by (1) the Chair of the Board or by our Secretary that has been duly designated to do so by our Board pursuant to a resolution adopted by the majority of the Board, or (2) two or more stockholders who, in the aggregate, hold at least 10% of the issued and outstanding shares of our common stock. The affirmative vote of the holders of at least 66 2/3% of the total voting power of all outstanding shares of our voting stock is required for the amendment of this provision.

Amendment of bylaws

The affirmative vote of the holders of at least 66 2/3% of the total voting power of all outstanding shares of our voting stock is required for shareholders to amend our bylaws. This provision makes it more difficult to circumvent the anti-takeover provisions of our bylaws. Our Board is authorized to make, repeal, alter, amend and rescind our bylaws, but at least a majority vote of the directors is required to change the number of directors.

Number of directors; removal; filling vacancies

Our certificate of incorporation:

•     provides that the number of directors may be fixed exclusively by resolutions adopted by a majority of the number of directors constituting our Board then in office; and

•     authorizes our Board to fill newly created directorships. This provision could prevent a shareholder from obtaining majority representation on our Board because our Board could enlarge the size of the board and fill the vacancies. A director holds office for the remainder of the full term of the director for which any vacancy was created or occurred until that director’s successor is elected and qualified.

Issuance of undesignated preferred stock

Our Board is authorized to issue, without further action by the shareholders, additional shares of preferred stock with rights and preferences, including voting rights, designated from time to time by the Board. The existence of authorized but unissued shares of preferred stock enables our Board to render more difficult or to discourage an attempt to obtain control of Maxar by means of a merger, tender offer, proxy contest or otherwise.

Listing

Our common stock is listed for trading on the New York Stock Exchange and the Toronto Stock Exchange under the symbol “MAXR.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.